Exhibit 10.1

May 13, 2009

SEPARATION AGREEMENT, CONSULTING AGREEMENT AND GENERAL RELEASE

This Separation Agreement, Consulting Agreement and General Release (this “Agreement”) is entered into as of May 13, 2009 between Protective Products of America, Inc., a Delaware corporation (the “Company”), and Stephen Giordanella (the “Executive”).

WHEREAS, the Executive previously served as the Chief Executive Officer of the Company pursuant to an Employment Agreement between the Company and the Executive dated as of January 1, 2007 (the “Employment Agreement”);

WHEREAS, the Executive resigned as the Company’s Chief Executive Officer on March 18, 2009; and

WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to the matters addressed herein, including matters pertaining to the Executive’s resignation and cessation of employment with the Company and its affiliates, certain other matters pertaining to the relationship between the Company and the Executive,  the Executive’s release of claims, and the Company’s release of claims relating solely to Executive’s employment and specifically excluding any release associated with Executive’s service as a Director of the Company, all upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.

Resignation; Termination of Employment.  The Executive resigned as Chief Executive Officer of the Company and from all other positions (including as President of Protective Products International Corp. (“PPI”)) with the Company and its affiliates on March 18, 2009 (the “Employment Termination Date”); provided that the Executive has not resigned, and is currently serving, as a director of the Company.

2.

Amounts Related to Period Prior to Employment Termination Date.  The Executive hereby waives all claims that he may otherwise have to all amounts that may be owed to him in connection with his service to the Company prior to the Employment Termination Date, including any amounts attributable to (i) accrued salary through the Employment Termination Date, (ii) any bonus with respect to fiscal year 2008 or earlier periods and (iii) all amounts attributable to accrued vacation; provided, however, that the Executive does not waive his claim to be reimbursed for reasonable business expenses incurred by the Executive prior to the Employment Termination Date, which expenses shall be reimbursed by the Company in accordance with its standard business expense reimbursement practices and provided, further that reimbursement of expenses related to airplane usage shall be governed by Section 7 of this Agreement rather than by this Section 2.

3.

Treatment of Certain Amounts Currently Owing Between the Parties

(a)

The Company made a $400,000 loan (the “Outstanding Loan”) to the Executive at the time of the acquisition by the Company of PPI.  The Company acknowledges the Executive paid this loan in full on May 5, 2009.

(b)

The Company has determined that it lacks proper supporting documentation for a previously accrued $0.2 million receivable relating to the working capital adjustment contemplated by Section 2.4 of the Agreement and Plan of Merger (the “PPI Merger Agreement”) by and among the Company, CPC Holding Corporation of America, PP Acquisition Corp., Protective Products International Corp. and the Executive dated as of May 25, 2006 and accordingly will not attempt to collect such adjustment from the Executive;

(c)

The Company acknowledges that on May 5, 2009, the Executive, on behalf of Albricas LLC, paid to the Company $41,812.84 in full and final satisfaction of a promissory note dated February 9, 2004 entered into by the Company and Albricas LLC, which is wholly owned by the Executive.

(d)

This Agreement shall not affect the rights, duties and/or obligations arising out of, relating to or in connection with the Lease for the office and manufacturing facility for the premises known as 530 Sawgrass Corporate Parkway.

4.

Treatment of Lease Relating to Residential Property 7115 Spyglass Avenue, Parkland, FL.  The Company and Armor World LLC are parties to that certain Lease Agreement (the “Corporate House Lease”), dated as of January 2007, pursuant to which the Company leases the building located at 7115 Spyglass Avenue, Parkland, Florida 33076.  Armor World LLC is wholly owned by Executive. The Company and the Executive (on behalf of Armor World LLC) agree that, the Corporate House Lease is hereby amended so that the term of the Lease shall expire on May 1, 2009 and the Company shall have no further obligation or liability concerning the property.

5.

Treatment of Equity Awards.  All equity awards previously granted to the Executive during his employment with the Company under the Company’s Stock Option Plan, dated April 26, 2001, as amended from time to time, shall continue in full force and effect pursuant to their respective terms.

6.

Return of Company Property.

  Promptly following the date of this Agreement (but in no event later than three business days following such date), the Executive shall return to the Company all property of the Company in the Executive’s possession or under the Executive’s control, including but not limited to  office, computing or communications equipment (including laptop computers with air cards, Blackjack and cell phones previously provided to the Executive by the Company); provided, however, that Executive transferred the cell phone numbers into his personal account and shall be entitled to keep those cell phone numbers for continued personal, Executive-paid, use following the execution of this Agreement.  In consideration for Executive continuing to serve as a consultant pursuant to Section 16 of this Agreement, Executive shall keep the lap top and one air card in his possession for his continued personal, Executive paid use during the Consulting Period.

7.

Treatment of Invoices Relating to Use of Aircraft.  Certain invoices for the use by the Executive of aircraft managed by Executive Jet Management (“EJM”) have been forwarded to the Company for payment.  The Company and the Executive agree that payment responsibility for all invoices set forth on Exhibit A attached hereto (Exhibit A includes 14 pages with invoices totaling $213,973.63) shall be the responsibility of the Executive.  EJM invoice no. 3563875 in the amount of $27.673.68 is and remains the responsibility of the Company. The Executive agrees that he shall, with respect to the invoices for which he has been allocated payment responsibility per Exhibit A, arrange to have EJM reissue such invoices in his name.   Executive agrees that he shall fully indemnify the Company in relation to any costs or expenses incurred by the Company in relation to the invoices set forth on Exhibit A.  The Company agrees that any EJM invoices previously paid by the Company were the responsibility of the Company and the Company waives any right to further reimbursement by or claims against the Executive relating to the aircraft managed by EJM.

8.

Treatment of Phone Lines at Executive’s Home.  The bills for certain of the phone lines installed at the home of the Executive are currently sent to the Company for payment.  The Executive agrees that he shall be responsible for the payment of all expenses associated with such phone lines from the Employment Termination Date forward.  The Company and the Executive shall take reasonable commercial steps to arrange to have future bills associated with such phone lines sent directly to Executive.

9.

Federal and State Withholding.  The Company may withhold from all payments due to the Executive (or the Executive’s estate or beneficiaries) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld therefrom.

10.

Release by the Executive.  The Executive hereby unconditionally and irrevocably releases and forever discharges the Company and any of its subsidiaries or affiliates, of and from any and all claims and demands whatsoever, known or unknown, at law and in equity, in contract or in tort, and any statutory claim for relief of any nature, and agrees not to sue and not to assert against them any such claims or demands or any other causes of action in any court or before any agency or commission of a local, state and federal government, arising, alleged to have arisen, which may have been alleged to have arisen, or which may arise under any law whatsoever,  and whether such claims are pursued in a personal or individual capacity, or in a representational or relator capacity, including, but not limited to, any federal, state, or municipal anti-discrimination laws, anti-retaliation laws, and “whistleblower” laws such as, the Fair Labor Standards Act, the Equal Pay Act, the False Claims Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, as amended, the Family Medical Leave Act, Broward County Equal Employment Ordinance, Palm Beach Equal Opportunity Ordinance, the Florida Civil Rights Act of 1992, Section 440.205, Florida Statutes, the National Labor Relations Act, OSHA, the Florida Whistleblower Act, Sarbanes-Oxley, and the Patriot Act, that the Executive on behalf of himself and on behalf of persons similarly situated, ever had, now has, or which his heirs, executors, administrators, attorneys, or assigns, or any of them, hereafter can, shall or may have, for or by reason of any cause whatsoever, based on any set of facts known or unknown, occurring prior to, and including, the date of the execution of this Agreement provided however nothing herein is to be interpreted as prohibiting either party from filing an action enforcing the terms of this Agreement; or enforcing the terms of any debentures, notes, loans or other obligations still outstanding and referenced in this Agreement.

11.

Release by the Company.  The Company, on behalf of itself and its subsidiaries, hereby unconditionally and irrevocably releases and forever discharges the Executive of and from any and all claims and demands, but only to the extent such claims and demands (i) arise out of the Executive’s employment by the Company and its subsidiaries prior to the Employment Termination Date (it being understood and agreed that the Company is not releasing the Executive in his capacity as a director of the Company or as a consultant to the Company pursuant to Section 16 of this Agreement) and (ii) are based upon facts that are known or should be known by any director of the Company (other than the Executive) on the date of this Agreement (“Known Facts”), ”), provided, however, that the parties agree that Known Facts specifically excludes all facts and circumstances surrounding, related to in any way, or uncovered as a result of the action captioned Treiber et al. v. Protective Products International Corp. (“Treiber Action”) filed May 8, 2009 in the United States District Court for the Eastern District of Virginia, civil action 3:09cv303, and the Company agrees not to sue and not to assert against him any such claims or demands or any other causes of action in any court or before any agency or commission of a local, state and federal government, arising, alleged to have arisen, which may have been alleged to have arisen, or which may arise under any law whatsoever, that the Company, on behalf of itself and its subsidiaries, ever had, now has, or which its successors or assigns, or any of them, hereafter can, shall or may have, for or by reason of any cause whatsoever, but only to the extent such claims, demands or other causes of action arise out of the Executive’s employment by the Company and its subsidiaries prior to the Employment Termination Date and are based upon Known Facts; provided, however, that nothing herein is to be interpreted as prohibiting either party from filing an action enforcing the terms of this Agreement.

12.

Authority.  The Executive and Company expressly represent and warrant that each is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive and Company have the full right and power to grant, execute and deliver the releases, undertakings and agreements contained herein.

13.

Noncompetition and Nonsolicitation.

(a)

The Executive agrees, on behalf of himself and his affiliates, that for a period of eighteen (18) months following the termination of the Consulting Period as defined in Section 16(a) below, neither the Executive nor any of his affiliates will directly or indirectly (whether as principal, agent, independent contractor, partner, employee, consultant or otherwise) own, manage, invest in, operate, control, participate in, perform services (including consulting services) for, or otherwise carry on, a business competitive with any business carried on by the Company or any of its affiliates as of the date hereof, or any business that the Executive knows, as of the date hereof, that the Company is giving active consideration to entering; provided, however, that nothing set forth in this Section 13(a) shall prohibit the Executive or any of his affiliates from owning not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange.

(b)

The Executive agrees, on behalf of himself and his affiliates, that for a period of eighteen (18) months following the termination of the Consulting Period as defined in Section 16(a) below, neither the Executive nor any of his affiliates will directly or indirectly solicit, attempt to solicit, induce or encourage any Person who is in the employ or service of the Company or any of its affiliates, or any of their respective consultants or independent contractors, to terminate his or her relationship with the Company or any of its affiliates (as the case may be) or become employed by the Executive, any of his affiliates, or any other person.

(c)

It is expressly understood and agreed that the restrictions contained in this Section 13 are reasonable and necessary to protect the business of the Company and its affiliates.  Accordingly, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section 13 is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section 13 shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, or if the court or other governmental authority does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved, and as so modified, the restrictions contained in this Section shall be binding and enforceable.

(d)

The Executive agrees and acknowledges that remedies at law for any breach of his obligations under this Section 13 are inadequate and that in addition thereto the Company and its affiliates shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such actual or threatened breach.  The Executive acknowledges that the covenants set forth in this Section 13 are an essential element of this Agreement and that, but for the agreement of the Executive to comply with these covenants, the Company would not have entered into this Agreement.  The Executive acknowledges that this Section 13 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Company.

(e)

The Executive acknowledges that he is also legally bound by Section 11.5 of the PPI Merger Agreement.

14.

Confidentiality; Assignment of Rights.

(a)

The Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company and its affiliates, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company or one of its affiliates owes an obligation not to disclose such information, which the Executive acquired during the term of his employment by the Company, including but not limited to records kept in the ordinary course of business, except (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or

(ii) as to such confidential information that becomes generally known to the public or trade without violation of this Section 14.

(b)

The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the term of his employment by the Company were made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs or information he received regarding the business of the Company while employed by the Company.  The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

15.

Nondisparagement.

(a)

 The Executive will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company; provided, however, that this provision shall not preclude such truthful disclosure or testimony as may be required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to make such disclosure or provide such testimony.

(b)

The Company will not, nor will it cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Executive or his business reputation; provided, however, that this provision shall not preclude such truthful disclosure or testimony as may be required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Company to make such disclosure or provide such testimony.

16.

Consulting Arrangement.

(a)

Term of Arrangement.  The Company hereby agrees to retain the Executive as a consultant, and the Executive hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on the date hereof (the “Effective Date”) and ending on the date which is eighteen months following the Effective Date, unless earlier terminated pursuant to Section 16(e) hereof (such period, the “Consulting Period”).

(b)

Consulting Services.  During the Consulting Period, the Executive shall make himself available to perform consulting services with respect to the businesses conducted by the Company.  The projects to be undertaken by the Executive shall be determined by the

Company’s Chief Executive Officer from time-to-time during the Consulting Period.  The Executive shall comply with reasonable requests for the Executive’s consulting services and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel (at the Company’s expense) reasonably required in the performance of such consulting services.  The Consultant shall take his direction as a Consultant solely from the Company’s Chief Executive Officer and shall not interact with any of the Company’s other employees in his capacity as a Consultant, except to the extent he is directed to do so by the Chief Executive Officer.

(c)

Independent Contractor Status.  The Executive shall perform the consulting services described in Section 16(b) hereof as an independent contractor without the power to bind or represent the Company for any purpose whatsoever.  The Executive shall not, by virtue of being a consultant hereunder, be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time.  The Executive hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes and workers’ compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim or liability therefor.

(d)

Consulting Fees, Reimbursements and Health Coverage.

(i)

As compensation for the consulting services to be performed by the Executive hereunder, the Company shall pay the Executive a consulting fee of $200,000 for the Consulting Period, to be paid in accordance with the Company’s standard payroll practices beginning  August 1, 2009 and in an amount equivalent to $13,333/month for a period of 15 months; provided that if this Section 16 is terminated for any reason prior to the 18th month following the Effective Date, the Company shall have no further obligation to make such payments. Notwithstanding the foregoing, the parties acknowledge that Executive will be performing consulting services and earning a portion of the consulting fee prior to the date on which the Company begins paying the consulting fee, and if this Section 16 is terminated for any reason prior to the 18th month following the Effective Date, the Company shall pay the Executive for consulting services performed but not yet paid on a pro rata basis of $11,111/month ($200,000 ÷ 18 months). The Company shall reimburse the Executive for all reasonable and proper expenses incurred by the Executive in providing consulting services hereunder.

(ii)

Any reimbursement (including any advancement) payable to the Executive pursuant to this Section 16(d) shall be conditioned on (i) pre-approval by the Company’s Chief Executive officer; and (ii) the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy.  Properly approved and submitted reimbursement requests shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year.  The right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

(iii)

The Company shall provide the Executive and his eligible dependents, for the duration of the Consulting Period, with the same health care coverage that is provided to executive employees of the Company at the same contribution rates applicable to such executive employees.  Any change in health care programs for active executive employees will also apply to Executive. If Executive is required to pay any portion of the health care coverage, then said amounts shall be deducted from the Consulting fee provided for in Section 16(d)(i).

(e)

Termination.

(i)

This Section 16 may be terminated at any time by the Executive on 30 days prior written notice to the Company.  In the event of such termination by the Executive, the Company shall pay to the Executive any accrued and unpaid consulting fee payable to the Executive pursuant to Section 16(d) hereof and shall reimburse the Executive, in accordance with Section 16(d) hereof, for expenses incurred by the Executive prior to the date of such termination.

(ii)

This Section 16 may be terminated at any time by the Company upon written notice to the Consultant in the event that the Consultant shall breach any covenant contained in this Section 16, or in Sections 13, 14 or 15 of this Agreement.

17.

Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by, and binding upon, the Company and its respective successors and assigns, and by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18.

Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier that guarantees next day delivery or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith):

If to the Company, to:

Protective Products of America, Inc.

1649 Northwest 136th Avenue

Sunrise, FL  33323

Attn: General Counsel

If to the Executive, to:

Stephen Giordanella at his current address on file with the Company

19.

Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.

(a)

Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and, except to the extent expressly stated herein, supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof including the Employment Agreement between the Company and the Executive, dated as of January 1, 2007 and any other agreements, written or unwritten, between the Company and the Executive relating to employment, severance or any other matter; provided, however, that (i) the secured, subordinated debenture issued by the Company with a principal amount of $1.7 million and held by The Stephen Giordanella Revocable Trust, of which the Executive is the trustee, and (ii) the secured subordinated convertible debenture issued by the Company with a principal amount of $1 million and held by The Stephen Giordanella Revocable Trust, of which the Executive is the trustee, shall remain in full force and effect in accordance with the  terms.

20.

Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

PROTECTIVE PRODUCTS OF AMERICA, INC.

By:	/s/ Brian Stafford
Name: Brian Stafford
Title: Acting Chief Executive Officer

/s/ Stephen Giordanella
Stephen Giordanella